Exhibit 5.01

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

March 26, 2019

Symantec Corporation

350 Ellis Street

Mountain View, CA

Ladies and Gentlemen:

We have acted as counsel to Symantec Corporation, a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to Form S-3 on Form S-1, Registration No. 333-211513, filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2019 (as amended, the “Registration Statement”), relating to the registration of (i) $500,000,000 aggregate principal amount of 2.500% Senior Notes due 2021 (the “Notes”) and (ii) the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon the conversion of such Notes (the “Shares”, and together with the Notes, the “Securities”). All of the Securities are being registered on behalf of certain selling securityholders of the Company (the “Selling Securityholders”). The Notes were issued by the Company pursuant to an indenture, dated as of March 4, 2016 (the “Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined the Registration Statement, the prospectus prepared in connection with the Registration Statement (the “Prospectus”) and the Indenture (together with the exhibits and attachments thereto). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Symantec Corporation

March 26, 2019

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

The Notes to be sold by the Selling Securityholders pursuant to the Registration Statement constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	When the Shares are issued upon conversion of the Notes, and in accordance with the provisions of the Indenture and the Notes, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights or (v) the effects of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

Our opinions herein are limited to the General Corporation Law of the State of Delaware, the federal laws of the United States of Americas and, solely with respect to whether or not the Notes are the valid and binding obligations of the Company, the laws of the State of New York. This opinion is limited to such laws as are in effect on the date hereof. Without limitation, no opinion is expressed herein with respect to the qualification of the Notes or the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

The Company has informed us that the Company intends to issue the Shares upon conversion of the Notes from time to time on a delayed or continuous basis. We are basing this opinion on our understanding that the Company will (a) timely file any and all supplements to the Registration Statement and Prospectus as are necessary to comply with applicable laws in effect from time to time and (b) amend its Certificate of Incorporation to increase the authorized number of shares of its common stock if the number of Shares to be sold pursuant to the Registration Statement or upon conversion of the Notes would cause the Company to issue more shares of Common Stock than it has authorized in its certificate of incorporation and that are not then outstanding or reserved or committed for issuance by the Company under its equity plans, upon the conversion, exchange or exercise of other securities of the Company or otherwise. However, we undertake no responsibility to monitor the Company’s future compliance with the Securities Act of 1933, as amended (the “Securities Act”), or other applicable laws, rules or regulations of the Commission or of any other governmental body.

Symantec Corporation

March 26, 2019

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the Prospectus included in the Registration Statement. By giving this opinion we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP